Exhibit 31.2

National Rural Utilities Cooperative Finance Corporation
Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)

I, Steven L. Lilly, certify that:

1.	I have reviewed this report on Form 10-K/A of National Rural Utilities Cooperative Finance Corporation;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: October 25, 2007

/s/ STEVEN L. LILLY
Steven L. Lilly
Chief Financial Officer

A signed original of this written statement required by Section 302 has been provided to National Rural Utilities Cooperative Finance Corporation and will be retained by National Rural Utilities Cooperative Finance Corporation and furnished to the Securities and Exchange Commission or its staff upon request.